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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-71081 of Separate Account A of Pacific Life & Annuity Company (formerly PM Group Life Insurance Company) on Form N-4 of our report dated February 22, 1999, related to the financial statements - statutory basis of PM Group Life Insurance Company as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, appearing in the Statement of Additional Information of Pacific Portfolios, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Costa Mesa, California
October 14, 1999